UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2012

HELMER DIRECTIONAL DRILLING CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53675	20-556127
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11759 Crystal Avenue

Chino, CA 91710

(Address of principal executive office)(Zip Code)

(951) 500-8583

(Registrant's telephone number, including area code)

Not Applicable

 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 6, 2012, Helmer Directional Drilling Corp., a Nevada corporation (the “Company”) effectuated a forward split (the “Forward Split”) of its issued and outstanding common shares whereby every one (1) old share of common stock was exchanged for five-point-three (5.3) new shares of the Company's common stock.  As a result, the issued and outstanding shares of common stock of the Company increased from 49,333,344 shares prior to the Forward Split to 261,466,723 shares following the Forward Split.  FINRA confirmed approval of the Forward Split on December 6, 2012. All Forward Split shares were mailed directly to shareholders on December 7, 2012.

On December 13, 2012, we entered into a non-binding letter of intent (the “LOI”) with Excelsior Gold Corporation to acquire 100% of the shares issued and outstanding equity of Excelsior Gold Corporation. The LOI is subject to a more definitive agreement. Per the LOI, at the closing, the equity holders of Excelsior Gold will receive 74% of the issued and outstanding shares of common stock in exchange for 100% of the equity interests in Excelsior Gold Corporation. As a condition to the closing, we are obligated to approve and finalize a 5.3 to 1 forward stock split. The Forward Split was finalized on December 6, 2012. A copy of the press release is attached hereto as Exhibit 99.1.

Item  9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release for Helmer Directional Drilling Corp. to Buy Excelsior Gold

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELMER DIRECTIONAL DRILLING CORP.

Date: December 18, 2012	By: /s/ Georgette M. Wansor
Georgette M. Wansor,
President and Chief Executive Officer

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